SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                           Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement         |X|  Definitive Proxy Statement
|_|   Definitive Additional Materials     |_|  Soliciting Materials Pursuant to
|_| Confidential, for use of the Commission ss.240.14a-11(c) or ss.240.14a-12 Only (as permitted by Rule 14a-6(e)(2))

                           General Bearing Corporation
       -------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:_____

      2)    Aggregate number of securities to which transaction applies:________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):
            ____________________________________________________________________

      4)    Proposed maximum aggregate value of transaction:____________________

      5)    Total fee paid:_____________________________________________________

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:_____________________________________________

      2)    Form, Schedule or Registration Statement No:________________________

      3)    Filing Party:_______________________________________________________

      4)    Date Filed:_________________________________________________________

                           GENERAL BEARING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 9, 2002

To the Stockholders of General Bearing Corporation:

      NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Meeting") of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), will be held on Friday, August 9, 2002 at 10:00 a.m., local time, at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994 to consider and act upon the following:

      1. The election of seven directors to serve until the 2003 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

      2. The ratification of the appointment of Urbach Kahn & Werlin LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending December 28, 2002; and

      3. The transaction of such other business as may properly come before the Meeting and at any adjournment or adjournments thereof.

      Only holders of record of the Company's common stock, par value $.01 per share, at the close of business on June 14, 2002, which has been fixed as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournment or adjournments thereof.

      Stockholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign and date the enclosed proxy card and mail it promptly in the enclosed envelope to ensure that your shares are represented at the Meeting. Stockholders who attend the Meeting may vote their shares personally, even though they have sent in their proxies.

                                        By Order of the Board of Directors

                                        David L. Gussack
                                        President

July 1, 2002

                                    IMPORTANT

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF- ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                           GENERAL BEARING CORPORATION

                                 PROXY STATEMENT
                       2002 Annual Meeting of Stockholders
                                 August 9, 2002

                                     GENERAL

      This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), to be voted at the 2002 Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994, on August 9, 2002, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

      The principal executive offices of the Company are located at 44 High Street, West Nyack, New York 10994. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is July 1, 2002.

                       VOTING SECURITIES AND VOTE REQUIRED

      Stockholders of record as of the close of business on June 14, 2002 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. On the Record Date, there were 3,900,880 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), outstanding. There was no other class of voting securities of the Company outstanding on such date. Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Corporation issued and outstanding and entitled to vote is necessary to constitute a quorum at the Meeting. The election of directors of the Company and the ratification of the appointment of the Company's auditors require the affirmative vote of a majority of the outstanding shares of Common Stock voting at the Meeting or at any adjournment or adjournments thereof.

      Under the rules promulgated by the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to withhold authority to vote for any one or more of the seven nominees for directors. Votes withheld in connection with the election of any one or more of the seven of the nominees for directors will be counted as votes cast against such individuals and will be counted toward the presence of a quorum for the transaction of business at the Meeting. If no direction is indicated, the proxy will be voted for the election of the nominees for directors. Under the rules of the National Association of Securities Dealers, Inc., a broker "non-vote" has no effect on the outcome of the election of directors or the establishment of a quorum for such election. The form of proxy does not provide for abstentions with respect to the election of directors; however, a stockholder present at the Meeting may abstain with respect to such election. The treatment of abstentions and broker "non-votes" with respect to the election of directors is consistent with applicable Delaware law and the Company's By-Laws. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal

(other than the election of directors). Broker "non-votes" are not taken into account for purposes of determining whether a proposal has been approved by the requisite stockholder vote.

                                VOTING OF PROXIES

      A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares represented thereby will be voted (i) FOR the election of the seven nominees as directors; (ii) FOR ratification of the appointment of the Company's auditors; and (iii) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting or any adjournment or adjournments thereof. Each such Proxy granted may be revoked at any time thereafter by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth, as of June 14, 2002, certain information concerning the beneficial ownership of Common Stock as to each director and current executive officer of the Company, and each person who, to the Company's knowledge, beneficially owns more than 5% of the outstanding Common Stock of the Company. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

                                        NUMBER OF
                                        SHARES
NAME AND ADDRESS OF                     BENEFICIALLY     PERCENTAGE OF SHARES
BENEFICIAL OWNER                        OWNED (1)(7)     BENEFICIALLY OWNED (1)
----------------                        -------------    -----------------------

David L. Gussack                        726,250 (2,3)        18.0%

Estate of Harold Geneen                 615,284              15.8%

Nina M. Gussack                         617,472 (2,4)        15.8%

Seymour I. Gussack                      345,186 (2)           8.8%

Amy Gussack                             380,970 (2,5)         9.8%

Robert E. Baruc                         360,578 (2,6)         9.2%

Joseph J. Hoo                            80,829               2.1%

William F. Kurtz                         13,250                 *

July 1, 2002

Barry A. Morris                          12,250                 *

Peter Barotz                              9,000                 *

Alistair G. Crannis                       9,250                 *

Barbara M. Henagan                        9,750                 *

All Directors and Executive
 Officers as a Group                  2,163,815              52.8%

* Less than 1%

(1) Pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.

(2) Includes 5,000 shares of Common Stock owned by Gussack Realty Company ("Realty") over which Seymour I. Gussack, David L. Gussack, Nina M. Gussack, Amy Gussack and Robert E. Baruc, through his spouse Faith Gussack, as general partners of Realty, may be deemed to share the power to vote and dispose of. Each disclaims beneficial ownership of the shares of Common Stock owned by Realty.

(3) Includes 13,080 shares owned by his spouse, 4,076 shares owned by his spouse's daughter, over which his spouse has voting power and 8,978 shares owned by his daughter, over which he has voting power.

(4) Includes 13,280 shares owned by her spouse and 9,752 shares owned by her children over which she has voting power.

(5) Includes 13,080 shares owned by her spouse.

(6) Includes 304,664 shares owned by his spouse and 22,032 shares owned by his children over which he has voting power.

(7) Includes maximum number of shares subject to purchase before August 12, 2002, upon the exercise of stock options as follows: David L. Gussack 125,000; Nina M. Gussack 5,000; Seymour I. Gussack 5,000; Robert E. Baruc 5,000; Joseph
J. Hoo 17,250; William F. Kurtz 13,050, Barry A. Morris 11,250; Peter Barotz 5,000; Alistair G. Crannis 9,250; and Barbara M. Henagan 3,750.

July 1, 2002

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

      A total of seven (7) directors are to be elected at the Meeting by the holders of the Common Stock to serve until the 2002 Annual Meeting of Stockholders or until their successors have been elected and qualified. Presently, the Directors are Seymour I. Gussack, David L. Gussack, Barbara M. Henagan, Robert E. Baruc, Peter Barotz, Nina M. Gussack and Fred Groveman and their terms expire at the Meeting. The Board of Directors recommends the re-election of all of the seven current Directors as new Directors to serve until the 2003 Annual Meeting of Stockholders or until their successors have been elected and qualified. Should any of the nominees not remain a candidate for election at the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited thereunder will be voted in favor of those nominees who do remain candidates and may be voted for substitute nominees selected by the Board of Directors. Assuming a quorum is present, a vote of a majority of the shares present, in person or by proxy, at the Meeting is required to elect each of the nominees as a director in accordance with the Company's By-Laws.

      In 2001 there were four (4) meetings of the Board of Directors of the Company. The Compensation/Stock Option Committee met once during that period and acted once by written resolution. The Audit Committee of the Board of Directors met once and acted once by written resolution in 2001. All directors attended 75% or more of the meetings of the Board of Directors.

        The directors and executive officers of the Company are as follows:

    NAME               AGE     POSITION
    ----               ---     --------

   Seymour I. Gussack...78     Chairman of the Board of Directors
   David L. Gussack.....45     President and Director
   Robert E. Baruc......50     Director
   Peter Barotz.........74     Director
   Nina M. Gussack......46     Director
   Barbara M. Henagan...43     Director
   Fred Groveman........65     Director
   Alistair G. Crannis..54     Vice President - Sales & Marketing
   Corby W. Self........45     Vice President - Ball & Roller Operations
   William F. Kurtz.....44     Vice President - Director of Operations
   Joseph J. Hoo........67     Vice President - Advanced Technology and China
                               Affairs
   Barry A. Morris......47     Chief Financial Officer
   John E. Stein, Esq...46     Secretary & General Counsel

      Set forth below is certain additional information with respect to the Directors, and executive officers.

      SEYMOUR I. GUSSACK founded the Company in 1958 and has served as Chairman of the

July 1, 2002

Board of Directors and a Director of General Bearing since its formation. Seymour I. Gussack is also the Chairman of the Board of Directors and a Director of World Machinery Company ("World")and a partner of Realty. See "Certain Relationships and Related Transactions". Seymour I. Gussack's son is David L. Gussack, President of the Company and a Director. Seymour I. Gussack is also the father of Nina M. Gussack, Director.

      DAVID L. GUSSACK became President of the Company in 1993 and has been a Director of the Company since 1987. David L. Gussack has held various positions with the Company since 1979, including Executive Vice President from 1991 to 1992, General Manager of the OEM Division from 1988 to 1990, Supervisor and Coordinator, Hyatt Absorption Project from 1987 to 1988, Plant Manager from 1986 to 1987, Office Facilities Manager from 1985 to 1986, and Manager of Special Projects from 1983 to 1985. David L. Gussack is a Director of Shanghai General Bearing Co., Ltd. ("SGBC") and Ningbo General Bearing Co., Ltd. ("NGBC") . He also is a Director of World and a partner of Realty. See "Certain Relationships and Related Transactions." David L. Gussack is a graduate of the University of Pennsylvania. David L. Gussack's father is Seymour I. Gussack, Chairman of the Board of Directors of the Company and David L. Gussack is the brother of Nina M. Gussack, Director.

      ALISTAIR G. CRANNIS has served as Vice President - Sales & Marketing since June 1999. Mr. Crannis was General Manager - OEM Division of the Company from January 1997 to June 1999. Prior to joining the Company, Mr. Crannis served as President of RHP Bearings, Inc., the U.S. Subsidiary of RHP Bearing Ltd. United Kingdom. He holds a B.S. Industrial Engineering Degree from the University of Hartfordshire in England.

      WILLIAM F. KURTZ has served as Vice President - Director of Operations since 1997. He served as Vice President - Technical Services of the Company from 1993 to 1997. Mr. Kurtz was Chief Engineer of the Company from 1989 to 1993 and Senior Project Engineer of the Company from 1988 to 1989. He is a graduate of Manhattan College (B.E. and M.E. in Mechanical Engineering) and a licensed professional engineer.

      JOSEPH J. HOO has served as Vice President - Advanced Technology and China Affairs of the Company since August 1995. Mr. Hoo served as General Manager, Industrial Products Division, from 1991 to 1995 and as Chief Metallurgist from 1987 to 1991. Mr. Hoo is a graduate of the National University of Japan (B.S. in Engineering) and University of Michigan (M.S.E. in Metallurgy and Engineering).

      BARRY A. MORRIS was appointed Chief Financial Officer of the Company in July 1998. Prior to joining the Company, Mr. Morris served as Director of Financial Services at the U.S. headquarters of BTR, plc, United Kingdom. He holds a Master of Business Administration from the University of Connecticut and a B.S. in Accounting from American International College.

      CORBY W. SELF has served as Vice President - Ball & Roller Operations since January 2002. Prior to his appointment, Mr. Self spent eleven years at NN Inc., a manufacturer of precision steel balls and rollers. There he progressed from Quality Management to Operations Management, with full responsibility for four plants. His early experience included quality management positions with Eaton Corporation and CMI Corporation. Mr. Self obtained a BS in Computer Science / Management from Johnson and Wales University in 1984.

      JOHN E. STEIN has served as Secretary and General Counsel since July 1998. From February 1997 to June 1998, he served as General Counsel. From April 1995 to January 1997, Mr. Stein served as Staff Counsel to the Company. Mr. Stein is a graduate of the State University of New

July 1, 2002

York, Purchase, (B.A. in Philosophy) and Brooklyn Law School (J.D.). He is a member of the bars of New York, New Jersey and District of Columbia.

      ROBERT E. BARUC has been a Director of the Company since February 1997. From August 2001 to present Mr. Baruc has been President of Screen Media Films, a feature film acquisition and marketing company, which distributes to the U.S. home video market through Universal Studios Home Entertainment. From August 1993 to December 2000 Mr. Baruc was President and CEO of A-Pix Entertainment an independent distributor of film and television programming. He was also Executive Vice President from 1994 to 1998 and Co-President from 1999 to 2000 of A-Pix's parent company Unapix Entertainment Inc. Mr. Baruc was President of two other home video distribution companies, Triboro Entertainment from 1992 to 1993 and Academy Entertainment from 1986 to 1991. He is the son-in-law of Seymour I. Gussack and the brother-in-law of David L. Gussack and Nina M. Gussack.

      PETER BAROTZ has been a Director of the Company since December 30, 1997. For the past 25 years, Mr. Barotz has been the President of Panda Capital Corporation.

      NINA M. GUSSACK has been a Director of the Company since February 1997. Ms. Gussack has been litigation partner at the law firm of Pepper Hamilton LLP in Philadelphia, Pennsylvania since 1987. She is a graduate of the University of Pennsylvania (B.S. in History and M.S. in Secondary Education) and Villanova University School of Law (J.D.). She is a member of the Pennsylvania bar. She is the daughter of Seymour I. Gussack and the sister of David L. Gussack.

      BARBARA M. HENAGAN was elected a Director of the Company on March 30, 1999. Ms. Henagan is presently Managing Director of Linx Partners. Previously Ms. Henagan was Senior Managing Director of Bradford Ventures Ltd. She is also a Director of Hampton Industries, V-Span, Inc. and Batteries Batteries, Inc. Ms. Henagan is a graduate of Princeton University and Columbia University's MBA program.

      FRED GROVEMAN was elected a Director of the Company on April 4, 2002. Mr. Groveman, a CPA, is currently a partner in FB & Co., LLP Financial Advisors and Consultants, located in New York City. From 1958 to 1998 Mr. Groveman was associated with Ferro Berdon & Co., CPA's and Consultants and was the Managing Partner of that firm for over 20 years.

      Directors hold office until the next annual meeting of stockholders following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

      The standing committees of the Board of Directors are the Audit Committee, the Compensation/ Stock Option Committee and the Insider Trading Compliance Committee.

      The Audit Committee of the Board of Directors consists of three non-employee directors, Peter Barotz, Fred Groveman and Barbara M. Henagan. Based on its charter, the Audit Committee is to review the outside auditor designated by management and render to the Board any of the Committee's comments and/or recommendations relating to such auditor; meet with the outside auditor at least once per year to discuss any issues raised by the auditor and report back to the Board for its consideration; hold at least one meeting per year; submit the minutes of all meetings of the Audit Committee to, or discuss matters discussed at each meeting with the Board; ensure receipt from the outside auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services

July 1, 2002
that may impact the objectivity and independence of the auditor; take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor; and review and assess the adequacy of the Audit Committee charter on an annual basis.

      The Compensation/Stock Option Committee consists of Messrs. Peter Barotz and Robert E. Baruc, the former of whom is an independent Director. The Compensation/Stock Option Committee's function is to review and approve annual salaries and bonuses for all employees with salaries in excess of $100,000, and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and the granting of stock options pursuant to the Company's 1996 Option Plan.

July 1, 2002

                           SUMMARY COMPENSATION TABLE

      The following table sets forth the aggregate compensation paid for services rendered in all capacities to the Company's most highly compensated executive officers during the fiscal year ended December 29, 2001:

                                                 ANNUAL
                                             COMPENSATION(1)       LONG-TERM COMPENSATION
-------------------------------------------------------------------------------------------------
                                                                        Restricted
Name and                         Fiscal   Salary $   Bonus $   Stock      Stock        All Other
Principal Position                Year                         Awards    Options#    Compensation
-------------------------------------------------------------------------------------------------
David L. Gussack, President       2001    315,495    75,287      --      20,000         5,620(3)
                                  2000    307,789    62,213      --          --        25,000(4)
                                  1999    221,927    75,133      --      20,000(2)         --

Alistair G. Crannis, VP Sales     2001    147,231     7,133      --       5,000            --
    & Marketing                   2000    143,635    13,825      --          --            --
                                  1999    133,356    19,401      --      10,000(2)         --

Barry A. Morris, Chief            2001    126,198     6,115      --       5,000            --
    Financial Officer             2000    123,116    11,850      --          --            --
                                  1999    120,000    18,462      --      10,000(2)         --

Joseph J. Hoo, V.P                2001    131,456     6,370      --       5,000            --
    Advanced Technology           2000    128,281    12,345      --          --            --
    & China Affairs               1999    118,680    16,604      --       5,000(2)         --

William F. Kurtz, V.P             2001    112,304     5,442      --       5,000            --
   Director                       2000    104,817    12,078      --          --            --
   of Operations                  1999    101,694    15,341      --       5,000(2)         --

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

---------------------------------------------------------------------------------------------
                                                            Number of         Value of
                                                           Securities     Unexercised In-the-
                                                           Underlying     Money Options at
                                                           Unexercised    December 29, 2001
                                                           Options at
                                                        December 29, 2001
                                                        ----------------- -------------------
                   Shares Acquired on
                       Exercise        Value Realized     Exercisable/       Exercisable/
       Name                #                  $           Unexercisable      Unexercisable
------------------ ------------------ ----------------- ----------------- -------------------
David L Gussack            0                  0          60,000 / 25,000          N/A
Alistair G. Crannis        0                  0           6,000 /  9,000          N/A
Barry A. Morris            0                  0           7,500 /  7,500          N/A
Joseph J. Hoo              0                  0          13,500 / 11,500          N/A
William F. Kurtz           0                  0           9,800 / 10,000          N/A

July 1, 2002

Compensation of Directors

Standard Arrangements:

      All fees described herein are for non-management directors only.

      a. Attendance fee - $1,000 for actual physical attendance or $500 if attendance is by telephone.

      b. Committee fee - $500 fee per director unless the committee meets immediately before or after a board meeting in which case the fee will be $250. Fees will be halved for telephone attendance.

      c. Stock grant - 2,000 shares per director per year will be issued at calendar year end for the year served. The intent of this specific quantity is to approximate $12,000 - $15,000 in value. It may be changed annually to reflect this goal.

      d. Each member of the board shall receive an option for 5,000 shares (at the then market price) when joining the board.

Other Arrangements (1):

      In 2001, Seymour I. Gussack, Chairman of the Board of Directors, received salary of $247,138, bonus of $71,975, other compensation of $5,620 (3) and was granted 20,000 stock options. In 2002, he will receive salary and bonus as approved by the Compensation/Stock Option Committee of the Board of Directors.

                                      Notes

(1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for the named executive officer.

(2)   Repricing.

(3)   Board compensation: 2,000 shares at $2.81 per share, issued in 2002.

(4) Board compensation: 4,000 shares at $6.25 per share, issued in 2001 (2,000 shares earned in 1999 & 2,000 shares earned in 2000).

July 1, 2002

                  REPORT OF COMPENSATION/STOCK OPTION COMMITTEE
                             OF BOARD OF DIRECTORS
                 OF BOARD OF DIRECTORS/STOCK OPTION COMMITTEE

Role of the Committee

      The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for review and approval of (i) annual salaries and bonuses for all employees with salaries in excess of $100,000 and (ii) all grants of stock options under the Company's 1996 Stock Option and Performance Award Plan. In 2001 the Committee consisted of two members: Peter Barotz and Robert E. Baruc.

Compensation Policy

      The Committee embraces the policy that compensation should be designed to encourage and reward management and employee efforts to achieve the Company's business and financial objectives in order to create added value for stockholders. Such a policy helps to achieve the Company's business and financial objectives and also provides the incentive needed to attract and retain well-qualified personnel. The Committee believes that an important element of this policy is to increase compensation as an individual's level of responsibility increases.

CEO Compensation

      In 2001, David L. Gussack, the Company's President, received compensation consisting of a salary of $315,495, bonuses totaling $75,287 and 20,000 stock options. See ""Summary Compensation Table. In addition, in 2002, Mr. Gussack received two thousand shares of Company stock, for compensation as a Director for the year 2001. The Committee believes the compensation paid to Mr. Gussack during 2001 was suitable based upon his experience in the bearing industry, the Company's performance, consideration of compensation paid to executives at other companies of comparable size and also his increased role in the machine tool division and increased responsibilities in connection with the Company's Chinese joint ventures. In evaluating the Company's performance the committee particularly focused on the Company's continuing profitability and market share in 2001 compared to the general downturn in the economy.

The Compensation Committee:
Robert E. Baruc
Peter Barotz

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

Compensation Committee Interlocks And Insider Participation

      Mr. Baruc is the son-in-law of Seymour I. Gussack and the brother-in-law of David L. Gussack and Nina M. Gussack.

July 1, 2002

                             AUDIT COMMITTEE REPORT

      In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

      In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

      In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      The Audit Committee discussed with the Company's independent auditors the overall scope and plans for the audit. The Audit Committee met with the independent auditors to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's accounting principles.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements of the Company for accounting purposes, for the three years ended December 29, 2001 be included in the Company's Annual Report on Form 10-K for the period ended December 29, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, subject to stockholder ratification, the selection of Urbach Kahn & Werlin, LLP as the Company's independent accountants for 2001 and 2002, and the Board concurred in its recommendation.

      Members of the Audit Committee
      Peter Barotz
      Fred Groveman
      Barbara M. Henagan

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

July 1, 2002

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

      The Company is required to include in this Proxy Statement a line-graph presentation comparing cumulative shareholder returns with the Nasdaq Composite Index and an index of peer group companies selected by the Company based on the same industrial classification and similarity of products. The graph below sets forth information on shareholder return for the period from February 10, 1997, the date of the Company's initial public offering to December 28, 2001. The graph includes lines showing returns for the peer group used this year ("Peer Group Index"), as required by SEC rules

                COMPARISON OF 58 MONTH CULULATIVE TOTAL RETURN*
                       AMONG GENERAL BEARING CORPORATION,
                THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER
                                     GROUP

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

3/97
9/97
3/98
9/98
3/99                    [DATA UNAVAILABLE]
9/99
3/00
9/00
3/01
9/01

                 * $100 Invested on 2/10/97 in stock or index-
                      including reinvestment of dividends.
                        Fiscal year ending December 31.

July 1, 2002

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES WITH REALTY

      The Company leases a facility located at West Nyack, New York comprising 189,833 square feet owned by Realty, whose partners include Seymour I. Gussack, David L. Gussack and Nina M. Gussack, each a member of the Board of Directors of the Company. The Company and Realty entered into the Lease effective November 1, 1996, which provides for an initial term expiring on October 31, 2003, renewable at the option of the Company for an additional six year term. The Company initially paid rent of $4.81 per square foot (or $913,000) annually, payable in monthly rent payments of $76,000. The Lease provides for an increase every other year to the greater of: (i) 106% of the preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction the numerator of which is the CPI for the area including Rockland County or if no such index is published, for Northern New Jersey in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year. The November 1998 increase amounted to 6% of the preceding year, resulting in rent of $5.0986 per square foot (or $968,000) annually effective through October 31, 2000. The November 2000 increase also amounted to 6% of the preceding year, resulting in rent of $5.4045 per square foot (or $1,026,000) annually effective through October 31, 2002.

TAX SHARING AGREEMENT

      The Company was included in the consolidated federal income tax returns filed by World during all periods in which the Company was a wholly-owned subsidiary of World ("Affiliation Years"). Upon the completion of the IPO, the Company ceased to be included in the consolidated federal income tax returns filed by World, and has filed on a separate basis. As a result, the Company and World have entered into an agreement ("Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising during the Affiliation Years. Under the Tax Sharing Agreement, the Company has paid to World an amount equal to the Company's share of World's consolidated federal income tax liability, generally determined on a separate return basis, for the tax years which have ended and the portion of the tax year preceding consummation of the IPO, and World will pay the Company for the use of the Company's losses, and credits arising in such periods, in each case net of any amounts theretofore paid or credited by World or the Company to the other with respect thereto. Effective with the acquisition of World by the Company, the Company will file a consolidated Federal income tax return.

XEROX LITIGATION

      From 1995 through May 2001, the Company and Realty were plaintiffs and counterclaim defendants in an action against Xerox for contamination to real property owned by Realty and previously leased by the Company from Realty. The action resulted in a judgment against Xerox for $1,111,483 (including sanctions awarded of $27,898) which, together with interest of $883,048 amounted to a total recovery of $1,994,530. The jury rejected Xerox's counterclaim in its entirety.

      Inasmuch as the judgment against Xerox was expressly for damage to Realty's property, and Realty expended $2.5 million in both the prosecution of Realty's and the Company's claims, and defense of Xerox's counterclaims against Realty and the Company, on May 29, 2001, the Company and Realty entered into an agreement whereby (i) the Company waived any interest in the judgment, (ii) the Company agreed to reimburse Realty $763,387 over the next four years with

July 1, 2002
interest at 8.4% per annum from the date of the agreement, representing 30% of the litigation costs in the action and (iii) Realty released the Company from any further claims for indemnification for litigation expenses in connection with the action. The reimbursement will be paid to Realty in the form of additional rent payments by the Company of $18,780.17 per month for 48 months beginning in June, 2001. As of December 29, 2001, the Company had charged operations for the entire amount of the settlement and had paid $131,000 toward this agreement.


STOCK REPURCHASE PROGRAM

      Pursuant to the Company's stock repurchase plan the Company has purchased or agreed to purchase 45,500 shares of common stock from certain Officers and/or Directors at the closing market price on the date of such purchase or agreement.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Fiscal Year 2001

      In 2001 David L. Gussack, Seymour I. Gussack, Nina M. Gussack and Robert
E. Baruc each filed a late form 5 for the fiscal year 2000, each reflecting a single transaction.

July 1, 2002

                                   PROPOSAL II

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company, on the recommendation of the Audit Committee, has appointed the firm of Urbach Kahn & Werlin LLP as independent auditors of the Company to audit and report on its consolidated financial statements for the fiscal year ending December 29, 2001 and has determined that it would be desirable to request that the stockholders of the Company ratify such appointment.

      Representatives of Urbach Kahn & Werlin LLP are expected to attend the Meeting and will be available to respond to appropriate questions. Such representatives will also be given an opportunity to make a statement at the Meeting if they so desire.

      Urbach Kahn & Werlin, LLP billed the Company $125,196 for professional services for the audit of the Company's annual financial statements for the year ended December 29, 2001 and the reviews of the interim financial statements included in the Company's Form 10-Q filed during the fiscal year ended December 29, 2001. All other billed fees for the year ended December 29, 2001 totaled $49,612.

      The Board of Directors recommends a vote "FOR" Proposal II.

July 1, 2002

                                  ANNUAL REPORT

      All stockholders of record as of June 14, 2002 have or are currently being sent a copy of the Company's Annual Report for the fiscal year ended December 29, 2001 (the "Annual Report"), which contains audited financial statements of the Company. The Annual Report is deemed to be a part of the material for the solicitation of proxies.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF RECORD OF ITS COMMON STOCK ON JUNE 14, 2002 WHO DID NOT RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE SECRETARY, GENERAL BEARING COMPANY, 44 HIGH STREET, WEST NYACK, NEW YORK 10994.

July 1, 2002

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company at the Company's principal executive offices not later than May 26, 2003. All such proposals should be in compliance with all applicable Securities and Exchange Commission regulations.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the Meeting. However, if any other matter not mentioned in the Proxy Statement is properly brought before the Meeting or any adjournment or adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form or otherwise act in respect of such matters in accordance with their best judgment.

      All of the costs and expenses in connection with the solicitation of proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of proxies by use of mails, directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request instructions for voting the proxies. The Company may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

      It is important that proxies be returned promptly. Stockholders are therefore urged to fill in, date, sign and return the Proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

      BY ORDER OF THE BOARD OF DIRECTORS

      DAVID L. GUSSACK
      President

July 1, 2002